Exhibit 10.1

Orchard Therapeutics plc

2019 Short-Term Incentive Plan

ORCHARD THERAPEUTICS PLC 2019 SHORT-TERM INCENTIVE PLAN

Article 1

Establishment, Objectives, and Duration

1.1. Establishment of the Plan. Orchard Therapeutics plc (hereinafter, together with its subsidiaries and eligible affiliates, referred to as the “Company”), hereby establishes this “Orchard Therapeutics plc 2019 Short-Term Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Short-Term Cash-Based Awards.

Subject to approval by the Compensation Committee of the Company’s Board of Directors, the Plan shall become effective as of June 25, 2019 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2. Objectives of the Plan. The Company’s objectives for the Plan are to provide an incentive for superior work and to motivate eligible employees of the Company toward even higher achievement and business results through short-term incentives, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified employees.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board and/or Committee to amend or terminate the Plan at any time pursuant to Article 8 hereof.

Article 2

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1. “Award” means, individually or collectively, a grant of Short-Term Cash-Based opportunities under this Plan.

2.2. “Board” or “Board of Directors” means the Board of Directors of Orchard Therapeutics plc.

2.3. “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means the occurrence of any of the following events: (i) the commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or the laws of other jurisdictions to which Participants are subject; (ii) the attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) the intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) the unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) gross misconduct. The determination of Cause will be made by the Committee, in its sole discretion.

2.4.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5. “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan or any Award hereunder as specified in Article 3 herein.

2.6. “Director” means any individual who is a member of the Board of the Company or any subsidiary or eligible affiliate.

2.7. “Disabled” means, with respect to a Participant for purposes of the Plan, disabled for purposes of eligibility for disability benefits under Orchard Therapeutics plc’s applicable Long-Term Disability Plan or, if applicable under the laws of a country applicable to a Participant, disabled as defined by statute in such country.

2.8. “Effective Date” means June 25, 2019.

2.9. “Employee” means any employee of the Company.

2.10. “Participant” means an Employee who has been selected by virtue of his position or level to receive an Award or with respect to whom an Award is outstanding under the Plan.

2.11. “Plan Year” means the full and/or partial fiscal year.

2.12. “Retires” or “Retirement” means a Participant who voluntarily terminates employment with the Company at any time

(a)

after attaining the age of fifty-five (55), with a minimum period of service to the Company as an Employee of ten (10) years, provided that attaining a specified age and/or serving for a minimum period prior to retirement status being conferred are concepts which are applicable or permitted under relevant local laws; or

(b)	where such concepts are not applicable or permitted under relevant local laws, as agreed with the Committee at its discretion,

in either case provided that such termination is not otherwise in anticipation of a termination for “Cause” or “Summary Dismissal” by the Company.

2.13. “Short-Term Cash-Based Award” means a Short-Term Cash-Based Award granted to a Participant as described in Article 5 herein.

2.14. “Summary Dismissal” means a termination of the contract between the Participant and the Company in circumstances which allow the Company to terminate without notice or pay in lieu of notice under the relevant contract. The determination of Summary Dismissal will be made by the Committee, in its sole discretion.

Article 3

Administration

3.1. General. The Plan shall be administered by the Committee. The Committee shall have the authority to delegate administrative duties to one or more officers or Employees of the Company to the extent that such delegation would not constitute a conflict of interest with respect to any Award.

3.2. Authority of the Committee. Except as limited by law or the Company’s articles of association or other constituent documents, and subject to the provisions herein, the Committee shall have full power, and may delegate such power to one or more officers of the Company, to select Employees who shall participate in the Plan; to determine the size of Awards; to determine the terms and conditions of Awards in a manner consistent with the Plan; to construe and interpret the Plan and any other agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; to determine and certify whether Award requirements have been met; and, subject to the provisions of Article 8, to amend the terms and conditions of any outstanding Award as provided in the Plan. It is within the sole discretion of the Committee to make or not make any such equitable adjustments. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

In addition, the Committee has authority to make Awards under the Plan outside the annual grant cycle as may be appropriate.

3.3. Decisions Binding. All determinations and decisions made by the Board or Committee pursuant to the provisions of the Plan, and all related orders and resolutions of the Board or the Committee, shall be final, conclusive and binding on all persons, including the Company, its Employees, Participants, and their estates and beneficiaries.

3.4 Discretionary Plan. Payouts under the Plan are not an integral part of a Participant’s compensation package. A Participant’s base salary compensates the Participant for the expected results of any given job. Payouts under the Plan are solely at the discretion of the Company.

Article 4

Eligibility and Participation

4.1. Eligibility. All Employees of the Company are eligible to be selected to participate in the Plan, provided the Employee’s date of hire is on or prior to October 1 of a Plan Year.  If an Employee’s date of hire is between April 1 and October 1, such Employee will be eligible to participate in the Plan on a pro rata basis, based on the number of months of service in the applicable Plan Year after April 1.

4.2. Actual Participation. The Committee shall, in its sole discretion, designate which Employees will be Participants for any applicable Plan Year(s). Subject to the provisions of the Plan, the Committee may, from time to time designate those to whom Awards shall be granted and shall determine the nature and amount of each Award.

4.3 Executive Directors. Payouts under the Plan to any Participant who is classified as an
“Executive Director” under the laws of England and Wales shall not exceed the levels or amounts set forth as maximums in various circumstances in the Non-Employee Director Compensation Policy approved by the shareholders of the Company.

Article 5

SHORT-TERM Cash-Based Awards

5.1. Grant of Short-Term Cash-Based Awards.  Subject to the terms of the Plan, Short-Term Cash-Based Awards may be granted to Participants within established ranges as determined by the Committee, upon such terms, and at any time and from time to time, as shall be determined by the Committee.  Such terms may include, without limitation, the date or dates and the conditions or circumstances upon which such Award shall be paid to the Participant, forfeited or otherwise modified.  The Committee may, in its sole discretion, establish one or more conditions to the Participant being entitled to a Short-Term Cash-Based Award including, without limitation, conditions measured by the achievement of performance criteria.

5.2. Potential Value of Short-Term Cash-Based Awards. Each Short-Term Cash-Based Award shall have a potential value as may be determined by the Committee. The Committee shall set performance or other goals, in its discretion, which, depending on the extent to which they are met, will determine the actual value of Short-Term Cash-Based Awards which will be paid to the Participant.

5.3. Earning of Short-Term Cash-Based Awards. Subject to the terms of this Plan, after the applicable Plan Year has ended, the Committee shall approve in its sole discretion, the extent to which the applicable performance goals, objectives or criteria have been achieved, provided that the Committee may make any adjustments it determines in its discretion, and the Committee may use its discretion to adjust such goals, objectives or criteria.  Based on the Company’s and/or the Participant’s achievement of the goals, objectives or criteria, the Committee shall approve the value of the aggregate payout on the Short-Term Cash-Based Award for such Plan Year. In order to earn a Short-Term Cash-Based Award, the Participant must be employed by the Company on the last day of the Plan Year and on the date of payout, unless the Participant dies or becomes Disabled as described in Section 5.6, Retires as described in Section 5.7, or as described in Section 5.8. Short-Term Cash-Based Awards are subject to forfeiture for reasons defined in the Plan until paid.

5.4. Withholding for Taxes. The Company has the right to deduct from all Award payments any taxes required to be withheld with respect to such payment. The Company (i) makes no representations regarding the tax consequences to any Participant with respect to any Award; and (ii) does not commit to structure the terms of the Award to reduce or eliminate the Participant’s liability for taxes.

5.5. Timing of Payment of Short-Term Cash-Based Awards. Payment of earned Short-Term Cash-Based Awards shall be made at such time as the Committee shall determine at the time of the Award; provided, however, that payment of any Short-Term Cash-Based Award shall be made no later than the fifteenth (15th) day of the third (3rd) month following the end of the Plan Year ends or such Awards are no longer subject to a substantial risk of forfeiture.

5.6. Payment of Award if Participant Dies or Becomes Disabled. Unless the Committee determines otherwise at the time of grant, a Participant who dies or becomes Disabled before the end of a Plan Year shall receive a pro rata share of the payout under an award based on actual performance for the full Plan Year and the number of days in the applicable Plan Year prior to death or Disability. Such participant does not need to be employed on the last day of the Plan Year or the date of payout. With respect to any Award the payout amount of which has been determined following the end of an applicable Plan Year, but which has not yet been paid out, such amount shall be paid out as previously determined. Within the time parameters set forth in this Plan, the Company shall pay Awards that are due to a Participant and remain unpaid at the time of his death in full to the Participant’s estate, which shall be the Participant’s beneficiary.

5.7. Payment of Award if Participant Retires. If a Participant Retires before the end of a Plan Year, the Committee will determine in its sole discretion whether the Participant will receive a payout. With respect to any Award the payout amount of which has been determined following the end of an applicable Plan Year, but which has not yet been paid out, such amount shall be paid out as previously determined.

5.8. Payment of Award on Other Terminations of a Participant. Unless the Committee determines otherwise in its sole discretion, a Participant whose employment is terminated before the end of the applicable Plan Year other than by reason of death, Disability or Retirement will not be eligible for payment of an Award. If any amount(s) is (are) payable under this section, the Company shall pay such amount(s) at the time set forth in Section 5.5 of this Plan. Notwithstanding anything else contained in the Plan or other agreement to the contrary, eligibility for payment of an Award shall be forfeited if the Participant is employed by or consults for a competitor of the Company (as determined by the Committee in its sole discretion) at any time before the payment is made.

5.9. Offset for Monies Owed. The Company may offset any payments payable under this Plan for any monies that the Committee determines, in its discretion, are owed by the Participant to the Company.

5.10. Mid-Year Entrants; Internal Transfers.  For Participants entering the Plan between April 1 and October 1 of a Plan Year, payouts of any Short-Term Cash-Based Award under the Plan shall be pro-rated based on the number of months the Participant is employed during the remaining Plan Year as compared to the number of months in the Plan Year. Except as otherwise determined by the Committee: (i) if a Participant changes positions and the new position is not eligible for participation in this Plan, the amount of any payout of any Short-Term Cash-Based Award under the Plan shall be pro-rated based on the number of months the Participant is employed in the eligible position during the remaining Plan Year as compared to the number of months in the Plan Year; and (2) if a Participant is promoted to a new position that is also eligible for participation in this Plan, the amount of any payout of any Short-Term Cash-Based Award under the Plan shall be pro-rated based on the number of months the Participant is employed at the prior salary and at the new salary, provided that the Participant’s new salary is effective before October 1 of a Plan Year.

5.11 Sale Event.  Notwithstanding any other provisions of this Plan, in the event of a Sale Event:

(a)If a Plan Year was completed before the Sale Event as defined in Section 5.11(c), payouts of Awards will be determined based on actual performance relative to applicable performance or milestone metrics, but shall be payable without regard to whether the Participant remains employed until payout, provided that the Participant remains employed through the Sale Event.

(b)If a Plan Year was not completed before the Sale Event, and the Participant has been terminated, the payout of each Participant’s Award will be determined on a pro rata basis based on the number of days of service in the applicable Plan Year before the Sale Event and based on performance at the “target” level, as determined by the Committee in its sole discretion, provided that the Participant remains employed through the Sale Event.

(c)A “Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding Share immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding Share or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Share of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

5.12 Leaves of Absence. If a Participant is not in active employment for any portion of the Plan Year as a result of an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, and if the Participant’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, then the amount of any payout under the Plan will be determined based on reference compensation during the Plan Year that includes salary or other amounts paid by the Company, as well as short-term disability or workers’ compensation payments, received by the Participant during such leave of absence, subject to and as permitted by local legal requirements and applicable Company policies.

Article 6

Performance Measures

The Committee will, in its sole discretion, determine the performance measures applicable to any Award. The measures may be on the basis of any factors that the Committee determines to be relevant, and may be on a Company-wide or individual basis. The performance measures goals may differ from Participant to Participant and from Award to Award. As determined in the discretion of the Committee, any actual results may be adjusted by the Committee for one-time items, unbudgeted or unexpected items, acquisition-related activities or changes in applicable accounting rules when determining whether the performance goals have been met, and doing so shall not be considered an amendment or modification of the Plan for purposes of Section 8.3 herein. No Award shall be paid unless the Committee determines that the requirements necessary to receive the Award have been met.

Article 7

Rights of Employees

7.1. Employment. Nothing in the Plan shall interfere with or limit in any way the Company’s right to terminate any Participant’s employment at any time or confer upon any Participant any right to continue in the Company’s employ.

7.2. Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

7.3. Effect of Termination of the Plan. Neither the Award nor any benefits arising under this Plan shall create or constitute an employment contract with the Company, and accordingly, this Plan and the benefits hereunder may be terminated by the Committee without affecting the employment relationship between the Company and Employee.

7.4 No Contractual Rights. Participation in the Plan does not create any contractual or other right to receive any other benefits, nor does participation constitute a condition or right of future employment. No individual shall have any vested rights in any part of a payout under the Plan until a payout is made to him or her pursuant to the Plan.

Article 8

Amendment, Modification, and Termination

8.1. Amendment, Modification, and Termination. Subject to Section 8.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part.

8.2. Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, the Company’s financial statements, or changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, subject to review and approval by the Committee.

8.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award.

Article 9

Indemnification

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 10

Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a Sale Event or otherwise.

Article 11

General Provisions

11.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

11.2. Severability. In the event any provision of the Plan shall be held illegal or invalid or unenforceable for any reason, the illegality or invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, provided that the remaining provisions shall be construed in a manner necessary to accomplish the intentions of the Company upon establishment of the Plan.

11.3. Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. The Board and/or Committee reserves the right to unilaterally amend or terminate the Plan to ensure compliance with all applicable laws, rules and regulations, including Section 409A of the Code (“Section 409A”).

11.4. No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits and obligations to which a Participant may be entitled from the Company, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

11.5. No Guarantee of Favorable Tax Treatment. The Company intends to administer the Plan so that Awards will be exempt from the requirements of Section 409A. Nevertheless, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant or payment of any Award under the Plan. Notwithstanding the foregoing, should any Award become subject to Section 409A, the Plan shall be interpreted and administered in accordance with Section 409A.

11.6. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of England and Wales, without regard to principles of conflict of law.

11.7 Unfunded Status of Awards. This Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payout of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.